Exhibit 10.2

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (“Amendment”) is entered into this 13th day of November, 2023 (“Amendment Effective Date”), by and between 400 BISCAYNE COMMERCIAL OWNER, LP, a Delaware limited partnership (“Landlord”) and SKYX PLATFORMS CORP., a Florida corporation d/b/a Sky Technologies (“Tenant”). Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Lease (as hereinafter defined) unless otherwise provided.

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement, dated October 1, 2022 (the “Lease”), with respect to the certain premises located at 398 NE 5th Street, Floors 11-12, Miami, Florida 33132 (the “Premises”);

WHEREAS, Landlord and Tenant desire to modify certain terms of the Lease and to confirm other obligations with respect to the Lease as described herein; and

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Recitals. The foregoing recitals are true and correct and are incorporated herein in their entirety.

2. Rent Commencement Date. The Rent Commencement Date under the Lease was March 30, 2023 (i.e., one hundred eighty (180) days following the Delivery Date). In accordance with Section 6(b) of the Lease, Tenant delivered its “Notice of Extension of Rent Commencement Date” to Landlord on March 16, 2023, extending the Rent Commencement Date until July 30, 2023. Pursuant to the terms of the Lease, the Abated Base Rent Period is set to expire on November 30, 2023. Notwithstanding the foregoing, Landlord has agreed to extend the Abated Base Rent Period for a period of one (1) month. Tenant hereby acknowledges and agrees that notwithstanding anything to the contrary contained in the Lease, Tenant shall commence the payment of Base Rent and Tenant’s Proportionate Share of Operating Expenses due under the Lease, on January 1, 2024.

3. Schedule 6(b). Schedule 6(b) is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

4. Exterior Façade Signage. The parties hereby acknowledge and agree that Tenant timely exercised its Exterior Façade Right set forth in Section 12(c) of the Lease.

5. Parking. Pursuant to Section 11(a) of the Lease, Tenant hereby elects an amount equal to sixty-four (64) parking spaces as Tenant’s Parking Spaces under the Lease. For clarification purposes, Tenant’s Parking Spaces under the Lease as of the Delivery Date shall be an amount equal to sixty-four (64), which shall include Tenant’s six (6) Reserved Parking Spaces. In the event that Tenant would like additional parking spaces following the Amendment Effective Date, such additional spaces shall be subject to availability at such time as more particularly set forth in Section 11(a) of the Lease.

6. Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Florida.

7. Release. In consideration of the terms herein, Tenant hereby irrevocably releases and discharges Landlord and its related parties from any claims of whatever nature, at law or in equity, that Tenant now has, ever had or, but for this release, hereafter would have, arising directly or indirectly from or relating to the Lease and/or the Premises from the commencement of the Lease to the date hereof.

8. Ratification of Lease. The Lease, as amended hereby, is in full force and effect, and is ratified and confirmed, and there are no other amendments or modifications therein. In the event of any conflicts between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail. All terms and conditions of the Lease not modified by this Amendment shall remain in full force and effect.

9. Partial Invalidity or Unenforceability. The invalidity of one or more of the provisions of this Amendment shall not affect the remaining portions of this Amendment; and, if any one or more of the provisions of this Amendment should be declared invalid by final order, decree or judgment of a court of competent jurisdiction, this Amendment shall be construed as if such invalid provisions had not been included in this Amendment.

10. Execution and Counterparts. This Amendment may be executed in counterpart originals, each of which when taken together shall be deemed an original and shall constitute one and the same instrument. Signatures of the parties hereto on copies of this Amendment transmitted by facsimile machine or electronic mail shall be deemed originals for all purposes hereunder, and shall be binding upon the parties hereto.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have hereunto executed this Amendment, under seal, the day and year above written.

LANDLORD:		TENANT:

400 BISCAYNE COMMERCIAL OWNER, LP,		SKYX PLATFORMS CORP.,
a Delaware limited partnership		a Florida corporation, d/b/a Sky Technologies (Nasdaq)

By:	/s/ Ryan Shear	By:	/s/ John P. Campi
Name:	Ryan Shear	Name:	John P. Campi
Title:	Authorized Signatory	Title:	Co-Chief Executive Officer

EXHIBIT A

SCHEDULE 6(b)

BASE RENT

Lease Year of Term	Base Rent Per Rentable Foot Per Annum	Annual Base Rent* (based upon 32,172 rsf)	Monthly Base Rent* (based upon 32,172 rsf)
1	$84.00	$2,702,448.00	$225,204.00
2	$86.52	$2,783,521.44	$231,960.12
3	$89.12	$2,867,027.08	$238,918.92
4	$91.79	$2,953,037.90	$246,086.49
5	$94.54	$3,041,629.03	$253,469.09
6	$97.38	$3,132,877.90	$261,073.16
7	$100.03	$3,226,864.24	$268,905.35
8	$103.31	$3,323,670.17	$276,972.51
9	$106.41	$3,423,380.27	$285,281.69
10	$109.60	$3,526,081.68	$293,840.14
11 (i.e. the four (4) months following the end of the tenth (10th) Lease Year.	$112.89	$3,631,864.13	$302,655.34

*The above amounts do not include Florida sales tax. In addition to the above Base Rent amounts, Tenant shall pay to Landlord the required Florida sales tax amounts.

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